As filed with the Securities and Exchange Commission on September 28, 2004

Registration Statement No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

TOM Online Inc.

(Exact name of issuer as specified in its charter)

Cayman Islands	None
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

8th Floor, Tower W3, Oriental Plaza

No. 1 Dong Chang An Avenue

Beijing, China 100738

(Address of Principal Executive Offices)

TOM Online Inc.

PRE-IPO SHARE OPTION PLAN

AND

SHARE OPTION SCHEME

(Full title of the plans)

CT Corporation System

111 Eighth Avenue

New York, New York 10011

(212) 664-1666

(Name, address and telephone number of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Ordinary Shares, par value HK$0.01 per share	280,000,000 ordinary shares	US$0.1428125	US$39,987,500	US$5,067

(1)	Plus such indeterminate number of additional ordinary shares as may be offered and issued to prevent dilution resulting from share splits or similar transactions in accordance with Rule 416 under the Securities Act of 1933, as amended.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, based on the average of the high and low prices of the ordinary shares represented by the American depositary shares as reported on the NASDAQ National Market System on September 23, 2004.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

All information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the Note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the plan covered by this Registration Statement, as required by Rule 428(b) under the Securities Act. Such documents are not being filed with the Securities and Exchange Commission as part of this Registration Statement or as prospectus or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. INCORPORATION OF DOCUMENTS BY REFERENCE

The rules of the Securities and Exchange Commission (the “Commission”) permit TOM Online Inc. (“TOM Online” or the “Registrant”) to incorporate by reference information into this Registration Statement. This means that the Registrant can disclose important information to you by referring you to another document.

The following documents have been filed by the Registrant with the Commission and are incorporated by reference herein:

(a) The Registrant’s prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act on March 8, 2004; and

(b) The description of the Registrant’s ordinary shares contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission on March 9, 2004.

In addition, all documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date such documents are filed.

Item 4. DESCRIPTION OF SECURITIES

Not applicable.

Item 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

Item 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Registrant’s restated articles of association provide for the indemnification of directors and officers out of the assets of the Registrant against all losses or liabilities incurred or sustained as a director or officer of the Registrant in defending any proceedings whether civil or criminal, in which judgment is given in favor of such officer or director or in which such officer or director is acquitted. Subject to the Companies Law (2004 Revision) of the Cayman Islands, as amended, if any director or other person shall become personally liable for the payment of any sum primarily due from the Registrant, the board of directors of the Registrant may execute or cause to be executed any mortgage, charge or security over or affecting the whole or any part of the assets of the Registrant by way of indemnity to secure the director or person so becoming liable from any loss in respect of such liability.

Item 7. EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

Item 8. EXHIBITS

Exhibit Number		Description
3.1	—	Amended and Restated Memorandum and Articles of Association of the Registrant (incorporated herein by reference to Exhibit 3.1 of the Registrant’s Registration Statement on Form F-1 (File No. 333-112800) originally filed with the Commission on February 13, 2004, as subsequently amended (the “Registration Statement on Form F-1”)).

4.1	—	Specimen of Share Certificate representing the ordinary shares (incorporated herein by reference to Exhibit 4.1 of the Registration Statement on Form F-1).

4.4	—	TOM Online Inc. Pre-IPO Share Option Plan.

4.5	—	TOM Online Inc. Share Option Scheme.

5.1	—	Opinion of Maples and Calder, Cayman Islands counsel to the Registrant, as to the validity of the ordinary shares.

23.1	—	Consent of PricewaterhouseCoopers.

23.2	—	Consent of Commerce & Finance Law Offices.

23.3	—	Consent of Maples and Calder (included in Exhibit 5.1).

23.4	—	Consent of Freshfields Bruckhaus Deringer.

23.5	—	Consent of American Appraisal China Limited.

24.1	—	Power of Attorney (included on signature page).

Item 9. UNDERTAKINGS

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15 (d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)	That, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, China, on September 28, 2004.

TOM Online Inc.

By:	/s/ Wang Lei Lei
Name:	Wang Lei Lei
Title:	Chief Executive Officer and
Executive Officer Director

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Sing Wang and Xu Zhiming as his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, and supplements to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the United States Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as each such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed on September 28, 2004 by the following persons in the capacities indicated:

Name	Title
/s/ Frank John Sixt	Chairman of the Board of Directors
Frank John Sixt

/s/ Sing Wang	Vice Chairman of the Board of Directors
Sing Wang

/s/ Wang Lei Lei	Executive Director and Chief Executive Officer
Wang Lei Lei

Name	Title
/s/ Peter A. Schloss	Executive Director and Chief Financial Officer
Peter A. Schloss

/s/ Xu Zhiming	Executive Director and Chief Operating Officer
Xu Zhiming

/s/ Wu Yun	Executive Director and Executive Vice President of Corporate Development
Wu Yun

/s/ Elaine Jue Feng	Executive Director and Vice President of Sales and Marketing
Elaine Jue Feng

/s/ Fan Tai	Executive Director and Financial Controller
Fan Tai

/s/ Tommei M.K. Tong	Non-Executive Director
Tommei M.K. Tong

/s/ Ma Wei Hua	Independent Non-Executive Director
Ma Wei Hua

/s/ Gordon C.K. Kwong	Independent Non-Executive Director
Gordon C.K. Kwong

SIGNATURE OF AUTHORIZED REPRESENTATIVE OF THE REGISTRANT

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of TOM Online Inc., has signed this Registration Statement on September 28, 2004.

Authorized U.S. Representative

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director

EXHIBIT INDEX

Exhibit Number		Description
3.1	—	Amended and Restated Memorandum and Articles of Association of the Registrant (incorporated herein by reference to Exhibit 3.1 of the Registrant’s Registration Statement on Form F-1 (File No. 333-112800) originally filed with the Commission on February 13, 2004, as subsequently amended (the “Registration Statement on Form F-1”)).

4.1	—	Specimen of Share Certificate representing the ordinary shares (incorporated herein by reference to Exhibit 4.1 of the Registration Statement on Form F-1).

4.4	—	TOM Online Inc. Pre-IPO Share Option Plan.

4.5	—	TOM Online Inc. Share Option Scheme.

5.1	—	Opinion of Maples and Calder, Cayman Islands counsel to the Registrant, as to the validity of the ordinary shares.

23.1	—	Consent of PricewaterhouseCoopers.

23.2	—	Consent of Commerce & Finance Law Offices.

23.3	—	Consent of Maples and Calder (included in Exhibit 5.1).

23.4	—	Consent of Freshfields Bruckhaus Deringer.

23.5	—	Consent of American Appraisal China Limited.

24.1	—	Power of Attorney (included on signature page).